Exhibit 99.1

News Release

Contact:	Constance Bienfait
Vice President
Investor Relations & Corporate Communications
Metabasis Therapeutics, Inc.
(858) 622-5575

METABASIS THERAPEUTICS ANNOUNCES RESEARCH COLLABORATION WITH IDENIX TO DEVELOP COMPOUNDS FOR THE TREATMENT OF HEPATITIS C

SAN DIEGO, CA — October 26, 2006 — Metabasis Therapeutics, Inc. (Nasdaq: MBRX) a biopharmaceutical company focused on the discovery, development and commercialization of novel drugs to address some of the world’s most widespread and costly chronic diseases, announced today a two-year research collaboration agreement with Idenix Pharmaceuticals, Inc.  Under the terms of the agreement, Metabasis’ HepDirect® liver-targeting technology will be applied to proprietary Idenix compounds to develop second-generation nucleoside analog drug candidates for the treatment of hepatitis C virus.

Under the terms of the agreement, Idenix will provide preclinical drug candidates and a $2.0 million upfront payment, and fund all activities at Metabasis related to the collaborative discovery efforts.  In the event a lead is identified, Idenix will assume development responsibility and Metabasis will be eligible to receive up to $23.5 million upon achievement of predetermined preclinical and clinical development milestones and an additional $40.0 million based on regulatory approvals. For any marketed products that result from the collaboration, Idenix will retain full commercial rights and pay Metabasis a royalty on net sales.

“We believe that our expertise and experience in applying our HepDirect liver-targeting technology to product candidates, combined with Idenix’s expertise in the field of hepatitis, provides significant opportunities to rapidly identify important, new compounds,” commented Dr. Ed Baracchini, senior vice president of business development for Metabasis Therapeutics. “By targeting Idenix’s nucleoside drug candidates to the liver, we believe we can potentially improve the safety and efficacy profile of these compounds for the treatment of hepatitis C.”

“Part of our Company’s strategy is to leverage our unique liver-targeting technologies with other companies to develop clinical candidates to treat chronic, debilitating diseases,” stated Dr. Paul Laikind, president and chief executive officer for Metabasis Therapeutics.  “To date, we have reported clinical results on two HepDirect product candidates, pradefovir and MB07133, for hepatitis B and primary liver cancer, respectively.  Results from the clinical trials for these agents suggest that our HepDirect technology appears to be providing liver targeting as expected, and thus, we are optimistic about its application in this collaboration. This is the second partnership we have entered into that applies our HepDirect technology to another company’s lead compounds for a targeted indication and we are prepared to proceed aggressively in collaboration with the talented Idenix team in their discovery efforts for the treatment of hepatitis C.”

About Metabasis (www.mbasis.com):
Metabasis Therapeutics is a biopharmaceutical company focused on the discovery, development and commercialization of novel drugs to address some of the world’s most widespread and costly chronic diseases involving pathways in the liver. The Company has established a pipeline that includes clinical stage and preclinical product candidates targeting major diseases with significant unmet medical needs. Targeted diseases include metabolic diseases such as diabetes, hyperlipidemia and obesity as well as liver diseases such as hepatitis and primary liver cancer. Metabasis has developed several proprietary technologies for use in discovering and optimizing drugs, including the NuMimetic™ and HepDirect® technologies. Metabasis is continuing to identify and develop new product candidates using its proprietary technologies and expertise.

Forward-Looking Statements:
Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to the goals and potential results of the Metabasis-Idenix collaboration, including the payments potentially receivable by Metabasis in connection with the collaboration, as well as the potential benefits of Metabasis’ HepDirect technology. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Metabasis’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to Metabasis’ dependence on Idenix for the clinical development and registration of any product candidates that result from the collaboration, among other things; the progress and timing of clinical trials for Metabasis’ product candidates; the fact that positive results from clinical trials does not necessarily mean later clinical trials will succeed; serious adverse side effects of, or serious adverse events related to, Metabasis’ product candidates or proprietary technologies; difficulties or delays in development, testing, obtaining regulatory approval, producing and marketing Metabasis’ product candidates; the potential and progress of preclinical compounds and programs; and other factors discussed in the “Risk Factors” section of Metabasis’ Annual Report on Form 10-Q for the quarter ended June 30, 2006.  All forward-looking statements are qualified in their entirety by this cautionary statement.

Metabasis is providing this information as of this date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

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